THE DELTONA CORPORATION
                                ----------------

                            NOTICE OF ANNUAL MEETING
                                  May 19, 1998
                                ----------------

                                                                  April 17, 1998

To the Stockholders:

THIS IS NOTICE of the Annual Meeting of Stockholders of THE DELTONA CORPORATION. The meeting will be held at The Biltmore Hotel, Aragon Room, 1200 Anastasia Avenue, Coral Gables, Florida, on May 19, 1998, at 9:30 o'clock in the morning, Eastern Standard Time. The purposes of the meeting are as follows:

1.   To elect  five (5)  directors  to serve  until the next  Annual  Meeting of
     Stockholders  and  until  their  respective   successors  are  elected  and
     qualified.

2. To consider a proposal to appoint James Moore & Co. as the Company's auditors for the fiscal year ending December 31, 1998, subject to the discretion of the Board of Directors.

3. To transact any other business that is properly brought before the meeting, or any adjournment of the meeting.

The transfer books will not be closed. Our 1997 Form 10K (Annual Report), including audited financial statements as of December 31, 1997, accompanies this Notice of Meeting and the attached Proxy Statement. A list of all stockholders of record as of April 15, 1998, the record date for the Annual Meeting, will be available from April 20, 1998 through May 18, 1998 for any stockholder to examine at our main office, 999 Brickell Avenue, Suite 700, Miami, Florida, 33131.

                                          By Order of the Board of Directors,


                                          SHARON J. HUMMERHIELM
                                          Vice President and Corporate Secretary




                PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY
                AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                             THE DELTONA CORPORATION
                         999 Brickell Avenue, Suite 700
                              Miami, Florida 33131


                              --------------------

                                 PROXY STATEMENT

                               -------------------


         The Proxy is  solicited  on behalf  of the  Board of  Directors  of The
Deltona Corporation (the "Company"). The Proxy will be used at the Annual Meeting of Stockholders to be held at The Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida on May 19, 1998 at 9:30 in the morning, local time, and any adjournment or adjournments thereof. The Proxy Statement and accompanying Proxy will be first sent to stockholders of the Company on or about April 17, 1998.

         The Company has one class of voting securities consisting of 15,000,000 shares of Common Stock of the par value of $1 per share. On March 20, 1998, the Company had outstanding 13,544,277 shares of Common Stock (excluding 12,228 shares held in treasury). Each share of Common Stock is entitled to one vote and the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy constitutes a quorum. Only holders of Common Stock of record at the close of business on April 15, 1998 shall be entitled to notice of and to vote at the Meeting. The vote of a plurality of the shares represented, in person or by proxy, at the Meeting is required to elect the five nominees for director and for the appointment of the independent public accountants.

         The automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting at the Meeting or any adjournment thereof. Each is tabulated separately; however, neither abstentions nor broker non-votes are counted for purposes of determining whether a proposal has been approved.

         Each Proxy executed and returned by a stockholder will be voted as directed, and may be revoked at any time before it is voted by (a) filing a written revocation with the Office of the Corporate Secretary, at 999 Brickell Avenue, Suite 700, Miami, Florida 33131; (b) executing a later-dated Proxy; or
(c) voting in person by ballot at the Meeting.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS OF THE COMPANY

         The entire Board of Directors is elected annually to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The present Board of Directors is: Antony Gram (Chairman of the Board), Neil E. Bahr, Earle D. Cortright, Jr., George W. Fischer, Rudy Gram and Thomas B. McNeill. Messrs. Bahr and Cortright have chosen not to run for re-election to the Board. Mr. Cortright remains as President and Chief Operating Officer of the Company pursuant to his employment contract. Each of the remaining four directors (Antony Gram, Rudy Gram, George W. Fischer and Thomas B. McNeill) has been nominated for re-election at the 1998 Annual Meeting. In addition, Christel DeWilde has been nominated for election to the position of Director at the 1998 Annual Meeting. The size of the Board, if the nominees are elected, will be reduced from six (6) members to five (5) members. The accompanying form of Proxy will be voted "FOR" the election of all five nominees if no direction to the contrary is given. The Board of Directors has no reason to believe that any nominee will decline or be unable to serve as a director. If any nominee should, however, become unavailable for election for any reason, the accompanying Proxy will be voted for such other person as the Board of Directors may select or, alternatively, the Board of Directors may reduce the number of directors to be elected at the Meeting.

         The names of the nominees and certain information as of March 20, 1998 with respect to each of them is set forth below, in alphabetical order. Unless otherwise indicated, each nominee has held the position shown, or has been associated with the named employer in the executive capacity shown, for more than the past five years.

                                                                                                 YEAR FIRST
NAME AND AGE                        PRINCIPAL OCCUPATION AND OTHER INFORMATION                   ELECTED DIRECTOR
------------                        ---------------------------------------------------------    ------------------
Christel DeWilde, 35                Financial Analyst for Antony Gram since February 1995.       Nominated; never
                                    Prior to joining Mr. Gram, Ms. DeWilde was Chief Financial        served
                                    Officer of the Sab Wabco Group, Brussels, Belgium from
                                    December 1992 to February 1995. From May 1991 to
                                    December 1992, Ms. DeWilde was audit manager for
                                    Marcel Asselberghs & Co., member firm of Arthur
                                    Andersen & Co.

George W. Fischer, 57               Mr. Fischer is retired.  From March 1980 through                    1992
<F2>,<F3>                           December 1995 he was President of CPS Industries, Inc., a
                                    privately held company  primarily engaged in
                                    owning  and  operating  a  chain  of  beauty
                                    salons  in  the  Philadelphia,  Pennsylvania
                                    area.  From 1975 through 1995 he also served
                                    as  President  of H.E.C.  Fischer,  Inc.,  a
                                    closely held real estate company.

Antony Gram, 55                     Chairman of the Board of Directors and Chief Executive              1992
<F1>,<F3>,                                  Officer of the Company since July 13, 1994.  From
<F4>, <F5>                          June 19, 1992 through April 6, 1994, Mr. Gram served as a
                                    Vice  Chairman of the Board of  Directors of
                                    the  Company.  For more  than the past  five
                                    years,  Mr.  Gram  has  served  as  Managing
                                    Director of Gramyco, a scaffolding  company,
                                    based in Belgium.

Rudy Gram, 34                       Vice President, Swan Development Corporation, based in              1995
<F3>, <F5>                          St. Augustine, Florida.

Thomas B. McNeill, 63               Partner, Mayer, Brown & Platt; Chicago, Illinois. The law           1975
<F2>, <F4>                          firm of Mayer, Brown & Platt was retained by the Company
                                    to perform legal services on the Company's behalf during
                                    1992 through the present.

-----------------------------------------
Current Committee Members & Affiliations:

         <F1>     Member, Executive Committee.
         <F2>     Member, Audit Committee.
         <F3>     Member, Executive Compensation Committee.
         <F4>     Member, Nominating Committee.
         <F5>     Rudy Gram is the son of Antony Gram.


ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

         Currently, Messrs. Bahr, Fischer, McNeill and Rudy Gram receive a fee of $1,000 per month for services as a Director of the Company and are reimbursed for travel and related costs incurred with respect to committee and board meetings. Messrs. Antony Gram and Cortright do not receive a monthly Director's fee; however, they are reimbursed for travel and related costs incurred with respect to committee and board meetings and other Company business activities.

     The Board of Directors has several standing committees: an Executive Committee, an Audit Committee, an Executive Compensation Committee and a Nominating Committee.

         The Executive Committee, of which Antony Gram is Chairman, exercises certain powers of the Board of Directors during the intervals between meetings of the Board and met once during 1997.

         The Audit Committee, of which Mr. McNeill is Chairman, confers with the independent auditors of the Company and otherwise reviews the adequacy of internal controls, reviews the scope and results of the audit, assesses the accounting principles followed by the Company, and recommends the selection of the independent auditors. For the past two years, the audit committee has been involved, on behalf of the board of directors, in discussions with the Company's lenders to finalize consummation of the Company's debt restructuring plan. There were five meetings of the Audit Committee during 1997.

         The Executive Compensation Committee is chaired by Mr. Fischer, who serves on no similar committee of any other company. While the other members of the Committee, Messrs. Antony Gram and Rudy Gram, may serve together as directors of other companies, none serves as a member of any other compensation committee. The Committee reviews the methods and means by which management is compensated, studies and recommends new methods of compensation, and reviews the standards of compensation for management. In addition, the Executive Compensation Committee administers the Annual Executive Bonus Plan. No member of the Committee is eligible to participate in any of the Company's compensation and benefit plans. See "Compensation Committee Report." The Executive Compensation Committee held one meeting during 1997.

         The Nominating Committee, of which Mr. McNeill is Chairman, recommends to the Board of Directors nominees to fill additional directorships that may be created and to fill vacancies that may exist on the Board of Directors. There was one meeting of the Nominating Committee during 1997, held as part of a Board of Directors meeting. The Nominating Committee will consider nominees recommended by stockholders. Recommendations by stockholders should be submitted to the Secretary of the Company and should identify the nominee by name and provide detailed background information. Recommendations received by December 31, 1998 will be considered by the Nominating Committee for nomination at the 1999 Annual Meeting.

         During 1997, the Board of Directors held five meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he served.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee (the "Committee") is comprised of Mr. Fischer, Chairman, and Messrs. Antony Gram and Rudy Gram.

     Mr. Antony Gram, a member of the Committee, has served as Chairman of the Board and Chief Executive Officer of the Company, and thus, as an executive officer of the Company, since July 13, 1994. Additionally, Mr. Antony Gram is deemed to be the beneficial owner of 73.23% of the Company's Common Stock since he is the beneficial owner of Yasawa Holdings, N.V. ("Yasawa") (which holds52.41% of the Common Stock of the Company as of March 20, 1998), as well as the holder of a majority equity interest in Wilbury International N.V., a Netherlands Antilles corporation ("Wilbury"), which owns all of the issued and outstanding stock of Selex International B.V. ("Selex) (which holds 20.82% of the Common Stock of the Company as of March 20, 1998). See "Ownership of Voting Securities of the Company."

     Mr. Rudy Gram, a member of the Committee, was elected to serve a one year term at the 1997 Annual Meeting. Mr. Rudy Gram is the son of Mr. Antony Gram. See "Ownership of Voting Securities of the Company."

         On November 4, 1997, at the Company's Annual Meeting, its stockholders approved the August 19, 1997 Agreement between the Company and its lenders that would substantially reduce the Company's outstanding debt obligation of $25.3 million (the "Agreement"). The Agreement, consummated effective December 30, 1997, resulted in a reduction in the Company's outstanding debt obligation through the conveyance of all remaining land inventory and obligations in the Company's St. Augustine Shores Subdivision and the issuance of approximately 6.8 million shares of Common Stock at

$1.00 per share (par value). Additionally, the lenders purchased $7.5 million in contracts receivable from the Company to generate working capital and further reduce the debt obligation. The details of this Agreement follow.

         Selex sold its remaining debt ($2,664,736), including the Empire note, to Yasawa and the Company owes no further duty or obligation to Selex. The debt purchased by Yasawa was satisfied through Yasawa's purchase of 2,664,736 shares of Common Stock issued by the Company at a per share conversion price of One Dollar ($1.00), which is equal to par value.

         Swan Development Corporation ("Swan") had previously acquired $5,529,501 of the Company's debt from Selex. This $5,529,501 was satisfied through the Company's conveyance of all of the Company's remaining land inventory and obligations in its St. Augustine Shores Subdivision to Swan . The price, based upon appraised value, was adjusted to take into account the development obligations on sold lots assumed by Swan.

         Scafholding B.V. ("Scafholding") an affiliate of Selex and Yasawa, purchased approximately $7.5 million in contracts receivable from the Company at seventy-five percent (75%) of face value with recourse for non-performing contracts. This sale generated approximately $5.6 million, $1,982,457 of which was used to reduce outstanding debt to Yasawa. The balance (of which $1 million is in the form of a promissory note from Scafholding to the Company) will be used by the Company to pay a portion of the delinquent real estate taxes, to implement its marketing programs, to initiate development of TimberWalk and to meet the Company's working capital requirements.

          A $4,144,602 portion of the Company's debt to Yasawa was satisfied through Yasawa's purchase of 4,144,602 shares of Common Stock issued by the Company at a per share conversion price of One Dollar ($1.00), which is equal to par value.

           As of December 31, 1998, the Company's remaining debt to Scafholding was $2,293,950, secured by a first lien on the Company's receivables; the Company's remaining debt to Yasawa was $6,692,732 secured by a second lien on the Company's receivables and a mortgage on all of the Company's property. As of December 31, 1997, the total debt owed to Yasawa and Scafholding was $8,986,682. The terms of repayment of this debt have been restructured to provide for monthly payments of principal in the amount of $100,000 payable monthly in cash or with contracts receivable at 100% of face value, plus interest payable monthly on the declining balance at the rate of 9.6% per annum in cash or with contracts receivable at 65% of face value.

         In the future, if the Company elects to do so, Yasawa and Scafholding have agreed to purchase contracts receivable at 65% of face value, with recourse, to meet the Company's ongoing capital requirements.

         Prior to November 4, 1997 and independent of the Agreement outlined above, Selex and Yasawa agreed to forgive $2,050,818 in accrued interest on the Company's debt to them.

EXECUTIVE OFFICERS OF THE COMPANY

     The table below sets forth the executive officers of the Company as of March 20, 1998 (officers compensated in excess of $40,000 in 1997 and the Chairman of the Board), their ages and their principal occupations during the past five years. Each has been appointed to serve in the capacities indicated until their successors are appointed and qualified, subject to their earlier resignation or removal by the Board of Directors.

                                                                 Principal Occupation
       Name and Age                                           During the Past Five Years
       ------------                                           --------------------------

Antony Gram, 55.............................Chairman of the Board of Directors and Chief Executive Officer of the
                                            Company since July 13, 1994.  From June 19, 1992 through April 6, 1994,
                                            Mr. Gram served as Vice Chairman of the Board of Directors of the
                                            Company.  For more than the past five years, Mr. Gram has served as
                                            Managing Director of Gramyco, a scafholding company based in Belgium.


                                       4

                                                                 Principal Occupation
       Name and Age                                           During the Past Five Years
       ------------                                           --------------------------

Earle D. Cortright, Jr., 57................ Mr. Cortright, who joined the Company in 1966, has been President and
                                            Chief Operating Officer since April, 1990. Prior thereto, he served as
                                            Executive Vice President and Chief Operating Officer (January,
                                            1988-April, 1990), as Executive Vice President and Chief Financial Officer
                                            (March, 1986-December, 1987) and as Senior Vice President and Chief
                                            Financial Officer (November, 1979-February, 1986).



David M. Harden, 45........................ Mr. Harden, who joined the Company in 1978, has been Senior Vice
                                            President - Marketing Administration
                                            since November, 1992. Prior thereto,
                                            he  served  as  Vice  President-Real
                                            Estate  Services  (January,  1990  -
                                            November,  1992),  as Assistant Vice
                                            President-Real    Estate    Services
                                            (January,  1989-December,  1989) and
                                            as Director of Real Estate Services.



Sharon J. Hummerhielm, 48............       Mrs. Hummerhielm, who joined the Company in March, 1975, has been
                                            Vice President-Administration and Corporate Secretary since May 1995.
                                            Prior thereto, she served as Vice President- Administration from (January
                                            1993 through May 22, 1995);Vice President - Regulatory and Customer
                                            Affairs (January, 1987 - December, 1992) and as Director of
                                            Administrative Services and Director of Regulatory Affairs.



Donald O. McNelley, 53................      Mr. McNelley, has been Treasurer of the Company since May 23, 1995.
                                            He originally joined the Company in 1971 and was Senior Vice President and Chief Financial Officer from January 1988 - August 1990.  He temporailiy left the Company's employ in August 1990 to become Senior
                                            Vice President of James Cable Partners LP ("James").  He left James in
                                            August 1991 and was self employed until he rejoined the Company in May
                                            1994.


                             EXECUTIVE COMPENSATION

         Due to the Company's liquidity situation, Antony Gram has served as Chairman of the Board and Chief Executive Officer of the Company since July 13, 1994 without compensation. The Securities and Exchange Commission's rules on executive compensation disclosure require, however, that the Summary Compensation Table which appears below, depict the compensation for the past three years of the Company's chief executive officer and its four most highly compensated executive officers whose annual salary and bonuses exceed $100,000. During the fiscal year ended December 31, 1997, one executive officer of the Company was paid an annual salary and bonus in excess of $100,000.
 Accordingly, the table set forth below, discloses the annual compensation paid to Mr. Antony Gram, Chairman of the Board and Chief Executive Officer, and Mr. Earle Cortright, President and Chief Operating Officer for the three years ended December 31, 1997.


Summary Compensation Table
-----------------------------------------

                                    Annual                             Long Term
                                    Compensation                       Compensation
                                    ----------------------------------------------------------------------------------------------
                                                                                        Awards                         Payouts
                                                                                -----------------------            ---------------
Name and                   Fiscal   Salary           Bonus    Other Annual      SARs/Restricted  Stock    LTIP     All Other
Principal                  Year       ($)            ($)(a)   Compensation       Stock Awards    Options  Payouts Compensation
Position                                                           (b)                           (#)(c)                 ($)
----------------------------------------------------------------------------------------------------------------------------------
Antony Gram,               1997     --               --       --                --               --       --       --
Chairman of the            1996     --               --       --                --               --       --       --
Board & Chief              1995     --               --       --                --               --       --       --
Executive
Officer
(7/13/94 to
present)

E.D.Cortright,Jr.          1997     $200,000         --       --                --               --       --       --
President & Chief          1996     $200,000         --       --                --               --       --       --
Operating Officer          1995     $200,000    $100,000(d)   --                --               --       --       --

-------

(a) The amounts disclosed in this column represent, in the case of Mr. Cortright, $100,000 which was paid to him in 1995 pursuant to the bonus provided for in his employment contract. See "Employment Contracts." Although the Company maintains an Annual Executive Bonus Plan (the "Bonus Plan"), in which all executive officers of the Company are eligible to participate, due to the Company's financial position and its liquidity situation, no bonus awards have been made under the Bonus Plan to any executive officer of the Company since 1990.

(b) In accordance with the rules of the Commission, amounts totaling less than the lower of $50,000 or 10% of the total annual salary and bonus have been omitted.

(c) The Company had a 1987 Stock Incentive Plan (the "Stock Plan") which combined the features of a stock option plan and a performance unit plan. Due to the Company's financial condition, no awards were paid under the Stock Plan except for those initial awards which were earned at the end of 1989. On December 31, 1996, the Stock Plan terminated pursuant to its terms.

(d) This amount reflects the last installment of Mr. Cortright's bonus paid in 1995. See "Employment Contracts."


EMPLOYMENT CONTRACTS

     In June, 1992, the Company obtained $8,000,000 additional financing through a $13,500,000 sale of certain of the Company's contracts receivable. The agreement with respect to such sale requires that the Company maintain, in effect, certain employment agreements with Mr. Cortright and certain other executive officers of the Company.

     Pursuant to the requirements of such agreement, Mr. Cortright entered into a five-year employment agreement which continued through June 19, 1997, subject to automatic renewal for successive one-year periods unless notice of intent not to renew is given by the Company 60 days prior to the end of the applicable contract term. The agreement provides for Mr. Cortright to be paid his current annual salary of $200,000 (subject to such increases as may be mutually agreed upon) and for the furnishing of certain benefits, such as payment of an automobile allowance. The agreement contains "non compete" provisions which preclude Mr. Cortright from engaging, in any manner, or from being employed, in any capacity, in any business which could be deemed to be competitive with the Company in Florida, New York, New Jersey and Ohio during the five year term of his agreement, if his employment is terminated or constructively terminated by the Company or if he resigns his employment from the Company. Because of such non-compete provisions and to compensate Mr. Cortright for his exceptional services in conjunction with the completion of the restructuring of the Company's bank debt and the securing of financing for the Company through the above-mentioned contracts receivable sale and the Selex Loan, Mr. Cortright's agreement also provides for the payment of a $200,000 bonus, $50,000 of which was paid upon the signing of his agreement and the completion of the foregoing transactions, $50,000 of which was paid in June, 1993, $50,000 of which was due in June, 1994 and paid in 1995 and $50,000 due and paid in 1995. Additionally and as a consequence of such non-compete provisions, Mr Cortright's employment agreement provides that if his employment is terminated or constructively terminated by the Company, without cause (defined as gross misconduct), during its initial term or any renewal term, he is entitled to receive a lump sum payment at termination equal to any salary remaining to be paid him for the contract term (but, in no event, less than for an additional two years); in addition, he is entitled to payment of an automobile allowance and certain insurance benefits for such period. For purposes of Mr. Cortright's agreement, "constructive termination" includes, among other things: (i) the assignment of duties inconsistent with Mr. Cortright's status as President and Chief Operating Officer or a substantial alteration in his responsibilities if such assignment and/or alteration is not acceptable to him, (ii) relocation of the Company's principal place of business to a location other than Orlando, Florida (unless such other location is mutually agreed upon), (iii) failure of the Company to maintain compensation plans in which Mr. Cortright participates or to continue providing certain other existing employee benefits, or (iv) any disability commencing after a "change in control" which is continuous for six months. Mr. Cortright's agreement with the Company further provides that if his employment is terminated due to death or medical disability (as distinguished from a disability following a change in control), payment of salary to him or his beneficiary shall continue for two years following termination. Under this agreement and the benefit plans described in the Compensation Committee Report, a "change in control" is (a) an acquisition of 35% of the voting securities of the Company if the Board of Directors determines that a change in control has occurred or is likely to occur; or (b) a change in the majority of the Board of Directors of the Company which is not recommended or approved by the incumbent Board. On June 11, 1992, the Board determined that the acquisition by Selex of more than 35% of the Company's Common Stock from Empire, accompanied by its control of the Board, would constitute a change in control of the Company. Mr. Cortright's decision not to run for reelection to the Board of Directors in no way reflects on his obligation to perform under his employment agreement with the Company.

         Two other executive officers, Mr. Harden and Mrs. Hummerhielm, are employed pursuant to employment agreements which provide that if their employment is terminated due to death, payment of compensation to their beneficiary continues for six months and, if employment is otherwise terminated by the Company without cause (defined as gross misconduct), they are entitled to receive one year's compensation, payable in twenty-four equal semi-monthly installments. For purposes of these agreements, compensation includes salary, car allowances, vacation pay, fringe benefits, benefit plans, perquisites and other like items.

                          COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

         It is the goal of the Company and this Committee to align all compensation, including executive compensation, with business objectives and both individual and corporate performance, while simultaneously attracting and retaining employees who contribute to the long-term success of the Company. The Company attempts, within its resources, to pay competitively and for performance and management initiative, while striving for fairness in the administration of its compensation program.

EXECUTIVE COMPENSATION PROGRAM

     It has long been the policy of the Company to encourage and enable employees upon whom it principally depends to acquire a personal proprietary interest in the Company. In prior years, the total executive compensation program of the Company consisted of both cash and equity based compensation and was comprised of three key elements: salary, an annual bonus and a long term incentive plan that provides for both incentive awards and stock options. With the exception of one stock option granted in 1993, no awards were made under the 1987 Stock Incentive Plan (the "Stock Plan") other than the initial awards which were fully earned at the end of 1989. On December 31, 1996, the Stock Plan terminated pursuant to its terms. Although the Annual Executive Bonus Plan (the "Bonus Plan") is still in effect, due to the financial performance of the Company during the past seven years, and the fact that the Company has undergone two changes in control since January 1, 1990, no awards were made under the Bonus Plan since 1990.

         Salary
         -------

         Salaries paid to executive officers (other than the Chief Executive Officer and the President) are based upon the recommendations of the President, derived from his subjective assessment of the nature of the position, competitive salaries and the contribution, experience and Company tenure of the executive officer. The President reviews all salary recommendations with the Committee, which is responsible for approving or disapproving such recommendations. Salaries paid to the Chief Executive Officer (if any) and the President are determined by the Committee, subject to ratification by the Board of Directors and are based upon the Committee's subjective evaluation of their contribution to the Company, their performance and salaries paid to competitors to their chief executive officer and chief operating officer. Prior to January 1, 1990, the President's assessment and the Committee's subsequent approval or disapproval also took into consideration data from comparable industry salary surveys, such as that prepared by Stephens and Associates. From 1990 through the present, the only salary increases which were granted occurred in June 1992 (at which time Mr. Cortright, and three other executive officers of the Company were granted salary increases ,granted in connection with the efforts of these officers in securing over $10,000,000 in new financing for the Company and resolving various regulatory matters with the State of Florida) and in May 1995, at which time Mr. Harden, Mrs. Hummerhielm and Mr. McNelley were granted salary increases.

         Annual Incentive Program
         ----------------------------

         Although business exigencies and the Company's liquidity situation have required the Company to temporarily suspend the granting of awards under the Bonus Plan, and to award bonuses only in certain limited instances where the bonus directly relates to the accomplishment of certain specified corporate and financial objectives, it is the intention of the Committee that an executive's annual compensation consist of a base salary and an annual bonus under the Bonus Plan. All executive officers of the Company (except those who are otherwise entitled to receive additional compensation) and all managerial employees who meet certain eligibility criteria determined by their level of responsibility, are eligible to participate in the Bonus Plan. The Bonus Plan provides for executives to earn bonuses of up to 150% of the base bonus for which they are eligible (which generally ranges from 10% to 75% of annual salary, depending upon their position and anticipated contribution to the Company), with the maximum bonus payable to the president being limited to 100% of his annual salary. Such bonuses are earned based upon the success of the Company, or of the subsidiary or division for which the individual is responsible, in achieving its debt-to-equity and/or net income goals. Typically, under the Bonus Plan, awards are determined in advance of a fiscal year, at which time the net income and/or debt-to-equity goals for the year are also established. Thereafter, at the conclusion of the year, the awards are adjusted up or down and paid, based upon the achievements of the specified objectives and individual job performance. The Bonus Plan provides for the determination and payment of bonuses thereunder in the event of the termination of employment of a participant following a change of control of the Company. No bonuses were awarded, earned by, or paid to, any executive officer of the Company under the Bonus Plan during or in respect to 1997.

         In 1992, Mr. Cortright was instrumental in securing over $10,000,000 in new financing for the Company through the sale of contracts receivable and the Selex transaction, as well as for resolving certain regulatory matters with the State of Florida. His contribution was recognized by the award of a $200,000 bonus (an amount equal to one year's salary). To avoid straining the Company's liquidity situation, it was determined that his employment agreement would provide for that bonus to be paid in four annual installments. The installment due in June 1994 was not paid until 1995. The final scheduled 1995 installment, was paid in 1995. See "Employment Contracts". No bonus was paid since 1996.

         Long Term Incentive Program
         ---------------------------

         Additional long-term cash and equity incentives were provided through the Stock Plan, which terminated, pursuant to its terms, on December 31, 1996. Under the Stock Plan, incentive shares were awarded to those executive officers and other key employees who, in the opinion of the Committee, were in positions which enabled them to make significant contributions to the long-term performance and growth of the Company. The extent to which incentive share awards were earned was determined at the end of the three-year award cycle, based upon the achievement of a net income goal set forth in the three-year business plan adopted by the Board of Directors of the Company prior to or during the first year of the cycle.

         Chief Executive Officer Compensation
         ------------------------------------------

     Since July 13, 1994, Antony Gram has served as Chairman of the Board and Chief Executive Officer of the Company. As Chairman and Chief Executive Officer, Mr. Gram has been given the responsibility of resolving the financial and legal difficulties facing the Company and developing an alternative business plan to enable the Company to continue as a going concern. During the process of resolving such difficulties and developing such plan, Mr. Gram has agreed to serve without compensation, with the understanding that all ordinary, necessary and reasonable expenses incurred by him in the performance of his duties, including travel and temporary living expenses, will be reimbursed by the Company and with the further understanding that the Committee and the Board will thereafter consider establishing an appropriate salary to be paid him for his services.

         Compliance With Internal Revenue Code Section 162(m)
         -------------------------------------------------------------
         Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the corporation's Chief Executive Officer and four other mostly highly compensated executives officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The compensation currently paid to the Company's Chief Executive Officer and highly compensated executive officers does not approach the $1,000,000 threshold, and the Company does not anticipate approaching such threshold in the foreseeable future. Nevertheless, the Company intends to take the necessary action to comply with the Code limitations.

         Future Compensation Trends
         ------------------------------
         The Committee anticipates undertaking a review of all compensation programs and policies of the Company, and making appropriate modifications and revisions, in conjunction with the Company's development of future business plans.



                                                Executive Compensation Committee
                                                  George W. Fischer, Chairman
                                                  Antony Gram
                                                  Rudy Gram

                  OWNERSHIP OF VOTING SECURITIES OF THE COMPANY

         Based upon information furnished to the Company or contained in filings made with the Commission, the Company believes that the only persons who beneficially own more than five percent (5%) of the shares of the Common Stock of the Company are Yasawa (52.41%), Selex (20.82%) and Antony Gram, through his holdings in Selex and Yasawa (73.23%).

         All of the issued and outstanding stock of Selex, Gerrit van den Veenstraat 70, Amsterdam, The Netherlands, is owned by Wilbury a majority of which is, in turn, owned by Antony Gram. Antony Gram, Chairman of the Board of Directors and Chief Executive Officer of the Company, as the largest shareholder of Wilbury, holding a majority equity interest in that corporation, is treated as the beneficial owner of all of the Company's Common Stock held by Selex. In addition, Mr. Gram beneficially owns Yasawa. Since Yasawa is the direct owner of 7,098,975 shares of the Common Stock of the Company, Mr. Gram is deemed to be the beneficial owner of an aggregate of 9,919,041 shares of Common Stock of the Company (73.23%).

         The following table sets forth information, as of March 20, 1998, concerning the beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table (the "Summary Compensation Table") and by all directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.

                                                       Amount and Nature                         Percent
                                                     of Beneficial Ownership(a)                 of Class
                                                     --------------------------                 --------
Current Directors and/or Nominees:
         Neil E. Bahr(current).................                 4,121 - Direct                      *
         Earle D. Cortright, Jr(current).......                18,706 - Direct                      *
         George W. Fischer (current & nominee).                35,000 - Direct                      *
         Antony Gram (current & nominee).......             9,919,041 - Indirect                  73.23%
         Rudy Gram (current & nominee).........                   -0-
         Thomas B. McNeill (current & nominee).                   200 - Direct                      *
         Christel DeWilde (nominee)............                   -0-                               *

Executive Officers named in Summary Compensation Table:
         Earle D. Cortright, Jr................                18,706 - Direct                      *
         Antony Gram...........................             9,919,041 - Indirect                  73.23%
All executive officers and directors as a group,
  consisting of 9 persons (including those
  listed above)................................             9,977,268                             73.66%

____________________

         *        Represents holdings of less than 1%.
         (a) Except for Antony Gram, who beneficially owns 73.23% of the Common Stock of the Company, no current director, nominee or executive officer beneficially owns more than 1% of the Company's outstanding shares.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         The Securities Exchange Act of 1934 requires the Company's directors, its executive officers and any persons holding more than ten percent of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Commission. Under the
Section 16(a) rules, the Company is required to disclose in this Proxy Statement any failure to file such required reports by their prescribed due dates.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements were satisfied.

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies on the Media
General Financial Services Composite Index and the Media General Peer Group (real estate subdividers and developers) Index.

                  COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG
         THE DELTONA CORPORATION, MG COMPOSITE INDEX AND MG GROUP INDEX

                                [GRAPHIC OMITTED]








                    ASSUMES $100 INVESTED ON JANUARY 1, 1993;
                  THE COMPANY'S STOCK CEASED TRADING 4/6/94 ON
                      NEW YORK AND PACIFIC STOCK EXCHANGES.



                             APPOINTMENT OF AUDITORS

         The Board of Directors recommends that the stockholders appoint James Moore & Co. as auditors of the financial statements of the Company for the fiscal year ending December 31, 1998, subject to the discretion of the Board. If the stockholders do not vote for such appointment, the Board of Directors will reconsider the appointment of such auditors. If James Moore & Co. are unable to serve, or the Board, in its discretion, determines that it is in the best interest of the Company that such accountants do not serve as auditors of the financial statements of the Company, the Board shall appoint other auditors to replace James Moore & Co.

         Representatives of James Moore & Co. will attend the meeting and will be given the opportunity to make a statement at the meeting if they desire to do so. Such representatives will be available during appropriate portions of the meeting to respond orally to appropriate questions.

OTHER MATTERS

         As of the date of this Proxy Statement, the only business which the management expects to be presented at the meeting is that set forth above. If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

         The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors and certain employees of the Company who will not be specially compensated for such solicitation.


                            PROPOSALS OF STOCKHOLDERS

         Proposals of stockholders intended to be presented at the next Annual Meeting should be received by the Office of the Corporate Secretary, The Deltona Corporation, 999 Brickell Avenue, Suite 700, Miami, Florida 33131, no later than December 31, 1998, in order to be considered for inclusion in the Company's 1999 Annual Meeting proxy statement.

                                         By Order of the Board of Directors


                                         SHARON J. HUMMERHIELM
                                         Vice President and Corporate Secretary


April 17, 1998






















            Please mark, sign and return the enclosed Proxy promptly.